Exhibit 4(3)

ALL SECTIONS MARKED WITH ASTERISKS REFLECT PORTIONS WHICH HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY EIDOS PLC AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

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MICROSOFT CORPORATION
XBOXTM PUBLISHER LICENSE AGREEMENT

This License Agreement (the "Agreement") is entered into and effective as of 6/19, 2001 (the "Effective Date") by and between MICROSOFT CORPORATION, a Washington corporation ("Microsoft") on the one hand, and EIDOS INTERACTIVE LTD. ("Eidos UK"), a British company, and EIDOS INTERACTIVE INC. ("Eidos US") on the other (each, a "Licensee" for purposes of this Agreement).

     A.     Whereas, Microsoft develops and licenses a computer game system, known as the XboxTM game system; and

     B.     Whereas, Licensee is an experienced publisher of software products that wishes to develop and/or publish one or more software products running on the Xbox game system, and to license proprietary materials from Microsoft, on the terms and conditions set forth herein.

Accordingly, for and in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, receipt of which each party hereby acknowledges, Microsoft and Licensee agree as follows:

1.      DEFINITIONS. For the purposes of this Agreement, the following terms will have the respective indicated meanings.

     1.1    "Art & Marketing Materials" shall mean art and mechanical formats for a Software Title including the retail packaging, end user instruction manual with end user license agreement and warranties, Finished Product Unit media label, and any promotional inserts and other materials that are to be included in the retail packaging, as well as all press releases, marketing, advertising or promotional materials related to the Software Title and/or Finished Product Units (including without limitation web advertising and Licensee's web pages to the extent they refer to the Software Title(s) or the Finished Product Units).

     1.2    "Authorized Replicator" shall mean a software replicator certified and approved by Microsoft for replication of games that run on Xbox. Upon Licensee's written request, Microsoft will provide Licensee with a copy of the then-current list of Authorized Replicators, but the status of a particular replicator and such list may change from time to time in Microsoft's sole and absolute discretion.

     1.3    "Branding Specifications" shall mean the specifications in Exhibit C, and such other design specifications as Microsoft may hereafter provide from time to time, for using the Licensed Trademarks on a Software Title and/or on related product packaging, documentation, and other materials.

     1.4    "Commercial Release" shall mean (a) with respect to Xbox, the first distribution of an Xbox to the public for payment, and (b) with respect to a Software Title, the earlier of the first distribution of the Software Title for payment or distribution of Finished Product Units that are not designated as beta or prerelease versions.

     1.5    "Finished Product Unit" shall mean a DVD-9 copy, in software object code only, of a Software Title, in whole or in part.

     1.6    "Licensed Trademarks" shall mean the Microsoft trademarks depicted in Exhibit B (which Microsoft unilaterally may modify from time to time during the term of this Agreement upon written notice to Licensee).

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     1.7    "Software Title" shall mean the single software product as described in the applicable Exhibit A (i.e., Exhibit A-1, Exhibit A-2, or Exhibit A-n, as the case may be), developed by Licensee, and running on Xbox. A Software Title shall include the improvements and patches thereto (if and to the extent approved by Microsoft), but shall not include any "prequel" or "sequel." If Microsoft approves one or more additional concept(s) for another single software product proposed by Licensee to run on Xbox, pursuant to the procedure set forth in Section 2.1.1 below and the Xbox Guide (as defined in Section 2.1), then upon Microsoft's written approval of such concept, this Agreement, and the term "Software Title," shall be broadened automatically to cover the respective new software product and the parties will prepare, initial and append to this Agreement a new Exhibit A-n for each such additional new software product.

     1.8    "Certification Requirements" shall mean the requirements specified in this Agreement (including without limitation the Xbox Guide) for quality, compatibility, and/or performance of a Software .Title, and, to the extent not inconsistent with the foregoing standards, the standards of quality and performance generally accepted in the console game industry.

     1.9    "Territory" shall be determined on a Software Title-by-Software Title basis, and shall mean such countries as may be specified in writing by Microsoft when the concept of the applicable Software Title is approved pursuant to Section 2.1.1 below.

     1.10    "Xbox"shall mean the first version (as of the Commercial Release) of Microsoft's Xbox game system, including operating system software and hardware design specifications.

2.      DEVELOPMENT; DELIVERY; APPROVAL

     2.1    Software Title Development. Licensee's development activities with respect to each Software Title shall be in accordance with the development schedule set forth in the applicable Exhibit A-n. Furthermore, Licensee agrees to be bound by all provisions contained in the then-applicable version of the "Xbox Guide", the current version of which Microsoft or its affiliate will deliver to Licensee when it is completed, after the execution of this Agreement. Licensee understands and agrees that Microsoft may, in its discretion, supplement, revise and update the Xbox Guide from time to time and that upon Licensee's receipt of the applicable supplement, revision or updated version, Licensee automatically shall be bound by all provisions of the then-current Xbox Guide; Microsoft will specify in each such supplement, revision or updated version a reasonable effective date of each change if such change or revision is not required to be effective immediately. If Licensee proceeds with the development of a Software Title, Licensee shall deliver each milestone (as described in this Section 2.1) to Microsoft for approval in writing. All certification and playtesting (and applicable fees therefor, if any) will be in accordance with the then-applicable version of the Xbox Guide. If Microsoft does not approve Licensee's submission for a given milestone then Licensee shall either correct the problems that contributed to the lack of approval or, if Microsoft gives Licensee written notice to cease development, Licensee shall immediately cease all development activities for the applicable Software Title's subsequent milestones. Each successive milestone shall comply in all material respects with the characteristics of previously approved milestones. Each software milestone shall be delivered in compiled object code form.

          2.1.1    Concept. Licensee shall deliver to Microsoft a written and completed concept submission form (in the form provided by Microsoft to Licensee), including without limitation: (a) a detailed description of the Software Title, including but not limited to (to the extent applicable) title, theme, plot, characters, play elements, and technical specifications; (b) the identities of any proposed subcontractors, and general information about the principal team of individual developers, and (c) an explanation of the design, technical and marketing suitability of the Software Title. Evaluation of the proposed design will be based on criteria including, but not necessarily limited to, the following: (i) originality; (ii) play breadth and depth; (iii) playability; (iv) replayability and long-term interest; and (v) theme, characters and storyline. Technical evaluation of the concept will be based on criteria including, but not necessarily limited to, feasibility of execution and usage of system capabilities (such as graphics, audio, hard drive, play control, online capabilities and peripherals). Marketing suitability will be evaluated

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based on criteria including, but not necessarily limited to, the following: (i) market viability; (ii) Licensee's marketing commitment (if any); (iii) suitability to the target demographic; and (iv) overall fit with the Xbox certified software products portfolio.

          2.1.2    Preliminary Versions. Licensee may, but will not be required to, deliver to Microsoft certain preliminary versions of the Software Title, as addressed in the Xbox Guide.

          2.1.3    Feature-Complete Version. Licensee shall deliver to Microsoft a feature complete version of the Software Title (the "Beta Version"), which includes all features of the Software Title and such other content as may be required under the Xbox Guide. Concurrently with delivery of the Beta Version, Licensee will disclose in writing to Microsoft the details about any and all so-called "hidden characters," "cheats," "easter eggs," "bonus video and/or audio," and similar elements included in the Beta Version and/or intended to be included in the final release version of the Software Title.

          2.1.4    Final Release Version. Licensee shall deliver to Microsoft, Licensee's proposed final release version of the applicable Software Title that is complete and ready for manufacture and commercial distribution, with the final content rating certification, with identified program errors corrected, and with any and all changes previously requested by Microsoft implemented. However, nothing herein will be deemed to relieve Licensee of its obligation to correct program bugs and errors, whenever discovered (including without limitation after Commercial Release), and Licensee agrees to correct such bugs and errors as soon as possible after discovery (provided that, with respect to bugs or errors discovered after Commercial Release of the applicable Software Title, Licensee will use commercially reasonable efforts to correct the bug/error in all Finished Product Units manufactured after discovery). In addition, Licensee will comply with all certification procedures, guidelines and standards set forth in the then-applicable version of the Xbox Guide. Licensee shall not distribute the Software Title, nor manufacture any Finished Product Units intended for distribution, unless and until Microsoft shall have given its final certification and approval of the final release version of the Software Title, and Microsoft shall have provided the code for the final release version to the applicable Authorized Replicator(s).

          2.1.5    Playtesting. Microsoft will playtest the Beta Version and proposed final release version of each Software Title; if Licensee delivers preliminary versions of a Software Title, Microsoft may (but will not be obligated to) playtest such versions. Microsoft will provide written comments to Licensee regarding the results of its playtest results, and Licensee shall comply with any requests made by Microsoft to improve the applicable Software Title based on such playtest results. Licensee acknowledges that, notwithstanding its receipt of approvals from Microsoft for prior milestones or versions during the development process, Licensee's proposed final release version of each Software Title must be approved by Microsoft, as set forth in the Xbox Guide. In addition to conforming with the approved concept, with all technical specifications, and with all other requirements set by Microsoft during the development and approval process, each Software Title must achieve a satisfactory rating in final playtesting. Notwithstanding anything to the contrary contained herein, Licensee acknowledges and understands that, in part, the results of playtesting will be subjective, that Microsoft will have the right to deny final approval based on its determination, and that Licensee has and will have no expectation of final approval of any Software Title regardless of any approvals or assessments given or made by Microsoft, informally or formally, at any time.

          2.1.6    Art & Marketing Materials. Licensee shall deliver to Microsoft for approval all Art & Marketing Materials as and when developed, whether during development activities or thereafter. Licensee shall not distribute any specific Art & Marketing Materials unless and until Microsoft shall have given its final certification and approval of the specific item.

     2.2    Content Rating. Licensee understands and agrees that, without limitation, Microsoft will not give final certification and approval of a Software Title unless and until Licensee shall have obtained, at Licensee's sole cost, a rating of no higher than "Mature (17+)" or its equivalent from the appropriate rating bodies for the applicable Territory (such as, ESRB, ELSPA, etc.) and/or any and all other independent content rating authority/authorities reasonably designated by Microsoft. Licensee shall make any changes

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to the Software Title required to obtain a rating of no higher than "Mature (17+)" (or its equivalent). In no event shall Licensee distribute any Software Title under an "Adults Only" or higher rating (or equivalent rating). Licensee shall include the applicable rating(s) prominently on Finished Product Units, in accordance with the applicable rating body guidelines.

     2.3    Development Kit License. Microsoft or its affiliate will offer to Licensee the opportunity to enter into one or more development kit license(s) (each an "XDK License") pursuant to which Microsoft would license to Licensee software development tools and hardware to assist Licensee in the development of Software Titles, including without limitation certain sample code and other redistributable code which Licensee could incorporate into Software Titles, on such terms and conditions as are contained in the XDK License.

     2.4    Subcontractors. Licensee shall not use any subcontractors or any other third parties to perform software development work in connection with a Software Title unless and until (i) the proposed subcontractor or other third party and (ii) Microsoft shall have executed an XDK license; provided that nothing contained herein will be deemed to require Microsoft or its affiliate to execute an XDK License with any particular person or entity if Microsoft or its affiliate determines that it is not appropriate to execute such an XDK License.

     2.5    Changes of Requirements by Microsoft. Unless otherwise reasonably specified by Microsoft at the respective time: (a) after approval by Microsoft of the Beta Version of a Software Title, Licensee will not be obligated to comply, with respect to such Software Title only, with any subsequent changes made by Microsoft to the technical or content requirements for Software Titles generally in the Xbox Guide; and (b) subject to the immediately preceding clause (a), any changes made by Microsoft in Branding Specifications or other requirements after final certification of a Software Title by Microsoft will be effective as to such Software Title only on a "going forward" basis (i.e., only to such Art & Marketing Materials and/or Finished Product Units as are manufactured after Microsoft notifies Licensee of the change), unless (i) the change can be accommodated by Licensee with insignificant added expense, or (ii) Microsoft pays for Licensee's direct, out-of-pocket expenses necessarily incurred as a result of its retrospective compliance with the change.

3.    RIGHTS AND RESTRICTIONS

     3.1    Trademarks.

          3.1.1    License. In each Software Title, and on each Finished Product Unit (and the packaging therefor), Licensee shall incorporate the Licensed Trademarks and include credit and acknowledgement to Microsoft as set forth in the Branding Specifications and the Xbox Guide. Microsoft grants to Licensee a non-exclusive, non-transferable, personal license to use the Licensed Trademarks, according to the Branding Specifications and other conditions herein, and solely in connection with marketing, sale, and distribution in the Territory of Finished Product Units that meet the Certification Requirements.

          3.1.2    Limitations. Licensee is granted no right, and shall not purport, to permit any third party to use the Licensed Trademarks in any manner without Microsoft's prior written consent. Licensee's license to use Licensed Trademarks in connection with the Software Title and Finished Product Units shall not extend to the merchandising or sale of related or promotional products under the Licensed Trademarks.

          3.1.3    Branding Specifications. Licensee's use of the Licensed Trademarks (including without limitation in Finished Product Unit and Art & Marketing Materials) shall comply with the Branding Specifications in Exhibit C. Licensee shall not use Licensed Trademarks in association with any third party trademarks in a manner that might suggest co-branding or otherwise create potential confusion as to source or sponsorship of the Software Title or Finished Product Units or ownership of the Licensed Trademarks. Upon notice or other discovery of any non-conformance with the requirements or

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prohibitions of this section, Licensee shall promptly remedy such non-conformance and notify Microsoft of the non-conformance and remedial steps taken.

          3.1.4    Certification Requirements. Licensee may use the Licensed Trademarks only in connection with the copies of the Software Title that meet the Certification Requirements. Licensee shall test the Software Title and Finished Product Units for conformance with the Certification Requirements according to generally accepted and best industry practices, and shall keep written or electronic records of such testing during the term of this Agreement and for no less than two (2) years thereafter ("Test Records"). Upon Microsoft's request, Licensee shall provide Microsoft with copies of or reasonable access to inspect the Test Records, Finished Product Units and Software Title (either in pre-release or commercial release versions, as Microsoft may request). Upon notice or other discovery of any non-conformance with the Certification Requirements, Licensee shall promptly remedy such non-conformance in all Finished Product Units wherever in the chain of distribution (subject to Sections 2.1.4 and 2.5 above), and shall notify Microsoft of the non-conformance and remedial steps taken.

          3.1.5    Protection of Licensed Trademarks. Licensee shall assist Microsoft in protecting and maintaining Microsoft's rights in the Licensed Trademarks, including preparation and execution of documents necessary to register the Licensed Trademarks or record this Agreement, and giving immediate notice to Microsoft of potential infringement of the Licensed Trademarks. Microsoft shall have the sole right to and in its sole discretion may commence, prosecute or defend, and control any action concerning the Licensed Trademarks, either in its own name or by joining Licensee as a party thereto. Licensee shall not during the Term of this Agreement contest the validity of, by act or omission jeopardize, or take any action inconsistent with, Microsoft's rights or goodwill in the Licensed Trademarks in any country, including attempted registration of any Licensed Trademark, or use or attempted registration of any mark confusingly similar thereto.

          3.1.6    Ownership. Licensee acknowledges Microsoft's ownership of all Licensed Trademarks, and all goodwill associated with the Licensed Trademarks. Use of the Licensed Trademarks shall not create any right, title or interest therein in Licensee's favor. Licensee's use of the Licensed Trademarks shall inure solely to the benefit of Microsoft.

          3.1.7    No Bundling with Unapproved Peripherals, Products or Software. Licensee shall not market or distribute any Finished Product Unit bundled with a peripheral product software or other products, nor shall Licensee knowingly permit or assist any third party in such bundling, without Microsoft's prior written consent.

     3.2    EULA. Licensee shall distribute (directly or indirectly) the Software Title to end users subject to an end user license agreement ("EULA") in a form to be approved by Microsoft prior to any distribution of the Software Title; provided that, in any event, Licensee's EULA for the Software Title shall (a) name Microsoft as a third party beneficiary, with the right to enforce the agreement, (b) grant the end user the right to use the Software Title on only one Xbox console at a time, and (c) forbid the end user from reverse engineering or decompiling the Software Title or Xbox. Microsoft will have the right to modify its requirements for the EULA at any time, in its discretion, and Licensee shall implement, at its sole cost, all such new requirements as soon as reasonably possible after receiving written notice from Microsoft of such required modifications.

     3.3    No Electronic Transmission; No Online Activities. Licensee shall distribute the Software Title only as embodied in Finished Product Units; specifically, but without limitation, Licensee shall not distribute the Software Title by any means of electronic transmission without the prior written approval of Microsoft, which Microsoft may grant or withhold in its discretion. Furthermore, Licensee will not authorize or permit any online activities involving the Software Title, including without limitation multiplayer, peer-to-peer and/or online play, without the prior written approval of Microsoft, which Microsoft may grant or withhold in its discretion. This Section 3.3 shall not preclude Licensee from engaging in online marketing activities, subject to Microsoft's approval rights of Art & Marketing Materials set forth elsewhere in this Agreement.

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     3.4    No Distribution Outside the Territory. Licensee shall distribute Finished Product Units only in the Territory. Licensee shall not directly or indirectly export any Finished Product Units from the Territory nor shall Licensee knowingly permit or assist any third party in doing so, nor shall Licensee distribute Finished Product Units to any person or entity that it has reason to believe may re-distribute or sell such Finished Product Units outside the Territory.

     3.5    No Reproduction of Finished Product Units Except by Microsoft or Authorized Replicators. Licensee acknowledges that this Agreement does not grant Licensee the right to reproduce or otherwise manufacture Finished Product Units itself, or on its behalf, other than with Microsoft or an Authorized Replicator. Licensee must use Microsoft or an Authorized Replicator to produce Finished Product Units, pursuant to Section 4.

     3.6    No Reverse Engineering. Licensee may utilize and study the design, performance and operation of Xbox solely for the purposes of developing the Software Title. Notwithstanding the foregoing, Licensee shall not, directly or indirectly, reverse engineer or aid or assist in the reverse engineering of all or any part of Xbox except and only to the extent that such activity is expressly permitted by applicable law notwithstanding this limitation. Reverse engineering includes, without limitation, decompiling, disassembly, sniffing, peeling semiconductor components, or otherwise deriving source code. In addition to any other rights and remedies that Microsoft may have under the circumstances, Licensee shall be required in all cases to pay royalties to Microsoft in accordance with Section 6 below with respect to any games or other products that are developed, marketed or distributed by Licensee, and derived in whole or in part from the reverse engineering of Xbox or any Microsoft data, code or other material.

     3.7     Reservation of Rights. Microsoft reserves all rights not explicitly granted herein.

     3.8    Ownership of the Software Titles. Except for the intellectual property supplied by Microsoft to Licensee (including without limitation the licenses in the Licensed Trademarks hereunder and the licenses in certain software and hardware granted by an XDK License), ownership of which is retained by Microsoft, insofar as Microsoft is concerned, Licensee will own all rights in and to the Software Titles.

4.      MANUFACTURING

     4.1     Approved Replicators. Licensee shall retain only an Authorized Replicator to manufacture all Finished Product Units.

     4.2    Terms of Use of Authorized Replicator. Licensee will notify Microsoft in writing of the identity of the applicable Authorized Replicator and unless Microsoft agrees otherwise, the agreement for such manufacturing/replication services shall be as negotiated by Licensee and the applicable Authorized Replicator, subject to the following requirements:

          4.2.1    Microsoft, and not Licensee, will provide to the single applicable Authorized Replicator the final release version of the Software Title and all specifications required by Microsoft for the manufacture of the Finished Product Units (including without limitation the Security Technology (as defined in Section 4.4 below); Licensee will be responsible for preparing and delivering to the Authorized Replicator all other items required for manufacturing Finished Product Units; and Licensee agrees that all Finished Product Units must be replicated in conformity with all of the quality standards and manufacturing specifications, policies and procedures that Microsoft requires of its Authorized Replicators, and that all so-called "adders" must be approved by Microsoft prior to packaging (in accordance with Section 2.1.6 above);

          4.2.2    Microsoft will have the right, but not the obligation, to be supplied with up to fifty (50) Finished Product Units (including pre-production samples and random units manufactured during production runs) at Licensee's cost but without royalties, for quality assurance and archival purposes;

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          4.2.3    the initial manufacturing order for Finished Product Units of each Software Title may not be less than a number specified by Microsoft in the Xbox Guide; although such. number may change from time to time during the term of this Agreement, initially it will be 35,000;

          4.2.4    as between Licensee and Microsoft, Licensee shall be responsible for ensuring that all Finished Product Units are free of all defects;

          4.2.5    Licensee will use commercially reasonable efforts to cause the Authorized Replicator to deliver to Microsoft true and accurate monthly statements of Finished Product Units manufactured in each calendar month, on a Software Title-by-Software Title basis and in sufficient detail to satisfy Microsoft, within fifteen (15) days after the end of the applicable month, and Microsoft will have reasonable audit rights to examine the records of the Authorized Replicator regarding the number of Finished Product Units manufactured;

          4.2.6    Microsoft will have the right to have included in the packaging of Finished Product Units such marketing materials for Xbox and/or other Xbox products or services as Microsoft may determine in its reasonable discretion; provided that Microsoft shall not require the inclusion of any third-party software title marketing materials without the prior written consent of Licensee. Microsoft will be responsible for delivering to the Authorized Replicator all such marketing materials as it desires to include with Finished Product Units, and any incremental insertion costs relating to such marketing materials will be borne by Microsoft;

          4.2.7    Microsoft does not guarantee any level of performance by its Authorized Replicators, and Microsoft will have no liability to Licensee for any Authorized Replicator's failure to perform its obligations under any applicable agreement between Microsoft and such Authorized Replicator and/or between Licensee and such Authorized Replicator;

          4.2.8    Prior to placing an order with a replicator/manufacturer for Finished Product Units, Licensee shall confirm with Microsoft that such entity is an Authorized Replicator; Microsoft will endeavor to keep an up-to-date list of Authorized Replicators in the Xbox Guide. Licensee will not place any order for Finished Product Units with any entity that is not at such time an Authorized Replicator.

     4.3    Approval of New Authorized Replicator. If Licensee requests that Microsoft certify and approve a third party replicator that is not then an Authorized Replicator, Microsoft will consider such request in good faith. Licensee acknowledges and agrees that Microsoft may condition certification and approval of such third party on the execution of an agreement in a form satisfactory to Microsoft pursuant to which such third party agrees to strict quality standards, non-disclosure requirements, license fees for use of Microsoft intellectual property and trade secrets, and procedures to protect Microsoft's intellectual property and trade secrets. Notwithstanding anything contained herein, Licensee acknowledges that Microsoft is not required to certify or approve any particular third party as an Authorized Replicator, and that the certification and approval process may be time-consuming.

     4.4    Security. Microsoft will have the right to add to the final release version of the Software Title delivered by Licensee to Microsoft, and to all Finished Product Units, such digital signature technology and other security technology and copyright management information (collectively, "Security Technology") as Microsoft may determine to be necessary, and/or Microsoft may modify the signature included in any Security Technology included in the Software Title by Licensee at Microsoft's direction. Additionally, Microsoft may add Security Technology that prohibits the play of Software Titles on Xbox units manufactured in a region or country different from the location of manufacture of the respective Finished Product Units.

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5.      MARKETING, SALES AND SUPPORT

     5.1    Licensee Responsible. As between Microsoft and Licensee, Licensee shall be solely responsible for marketing and sales of the Software Title, and for providing technical and all other support to the end users of the Finished Product Units. Licensee will provide all end users of Software Titles contact information (including without limitation Licensee's street address and telephone number, and the applicable individual/group responsible for customer support). Such end user support will be consistent with the then-applicable console game industry standards. Licensee acknowledges and agrees that Microsoft will have no support responsibilities whatsoever to end users of the Software Title or with respect to Finished Product Units.

     5.2    Art & Marketing Materials. In accordance with Section 2.1.6 above, Licensee shall submit all Art & Marketing Materials to Microsoft, and Licensee shall not distribute such Art & Marketing Materials unless and until Microsoft has approved them in writing. Prior to publication of any Art & Marketing Materials, Licensee agrees to incorporate all changes relating to use of the Licensed Trademarks that Microsoft may request, and will use its commercially reasonable efforts to incorporate other changes reasonably suggested by Microsoft (provided, however, that Licensee shall at all times comply with the requirements set forth in the Branding Specifications and/or the Xbox Guide).

     5.3    Warranty. Licensee shall provide the original end user of any Finished Product Unit a minimum ninety (90) day limited warranty that the Finished Product Unit will perform in accordance with its user documentation or Licensee will provide a replacement Finished Product Unit at no charge.

     5.4    Recall. Notwithstanding anything to the contrary contained in this Agreement (including without limitation Section 2.1.4), in the event of a significant material defect in a Software Title and/or any Finished Product Units, which defect in the reasonable judgement of Microsoft would significantly impair the ability of an end user to play such Software Title or Finished Product Unit, Microsoft may require Licensee to recall Finished Product Units and undertake prompt repair or replacement of such Software Title and/or Finished Product Units. The foregoing shall be subject to Microsoft's good faith consultation with Licensee and good faith consideration of Licensee's concerns and/or position with respect to the need and/or merit of any such recall; it being understood that recall is a drastic measure that should only be undertaken in the absence of an effective feasible alternative.

     5.5 Software Title License. Subject to third party rights of which Licensee shall have informed Microsoft in writing at the time of delivery of the feature-complete version of the applicable Software Title, Licensee hereby grants to Microsoft a fully-paid, royalty-free, non-exclusive license (i) to publicly perform the Software Titles at conventions, events, trade shows, press briefings, and the like; and (ii) to use the title of the Software Title, and screen shots from the Software Title, in advertising and promotional material relating to Xbox and related Microsoft products and services, as Microsoft may reasonably deem appropriate.

6.      PAYMENTS

     6.1    Royalties. Licensee shall pay Microsoft royalties, on a Software Title-by-Software Title basis, for each Finished Product Unit manufactured, in accordance with the following table:

Finished Product Units Manufactured	Royalty Per Applicable Finished Product Unit
US Dollars
Yen
Euros
[*]	[*]
* CONFIDENTIAL TREATMENT REQUESTED

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Finished Product Units Manufactured	Royalty Per Applicable Finished Product Unit
US Dollars
Yen
Euros
[*]	[*]
[*]
[*]

[*]	[*]
[*]
[*]

[*]	[*]
[*]
[*]

Notwithstanding the foregoing, no royalties will be payable hereunder with respect to any Demo Finished Product Units. For the purposes hereof, a "Demo Finished Product Unit" will mean a Finished Product Unit that (i) contains only a small portion of the applicable Software Title, (ii) is provided to end users only to advertise or promote the applicable Software Title (although it may include demonstration versions of. other games for Xbox published by Licensee), (iii) is manufactured in a number of units that has been approved in advance by Microsoft, which approval Microsoft agrees not to unreasonably withhold, and (iv) is distributed free or with a suggested retail price of not more than US$5.00.

     6.2    Royalty Payments. Licensee shall have the option of paying the above royalties in US Dollars, Japanese Yen or Euros, according to the terms of this Section. By designating the appropriate box below, Licensee may choose to pay royalties on either a "Worldwide" or "Regional" basis. Such designation shall be binding throughout the term of this Agreement for all of Licensee's Software Titles. If Licensee elects to pay on a Worldwide basis, it shall pay royalties in US Dollars regardless of where the Finished Product.Units are distributed or manufactured. If Licensee elects to pay on a Regional basis, it shall pay royalties in US Dollars, Japanese Yen or Euros in accordance with the table set forth in Section 6.1 but subject to the rest of this Section 6.2:

          (i)    If the Authorized Replicator manufacturing the Finished Product Units is located in Japan, Singapore, Malaysia or Taiwan, Licensee shall pay its royalty denominated in Japanese Yen for such Finished Product Units.

          (ii)    If the Authorized Replicator manufacturing the Finished Product Units is located in a member country of the European Union, Licensee shall pay its royalty denominated in Euros for such Finished Product Units.

          (iii)    If the Authorized Replicator manufacturing the Finished Product Units is located in any other country or region of the world, Licensee shall pay its royalty denominated in US Dollars for such Finished Product Units.

Notwithstanding the foregoing, in the event the conversion ratio for either Yen or Euros to Dollars, as described in the US edition of the Wall Street Journal, falls outside the foreign exchange trading range as set forth in the chart below, for a period of time greater than 30 consecutive days, Microsoft may then readjust the royalty amounts set forth in Section 6.1 for that currency. Such readjustments shall be made in Microsoft's good faith discretion according to its normal practices.

* CONFIDENTIAL TREATMENT REQUESTED

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Yen/Euro to US Dollar Trading Range
	Minimum	Maximum
Yen	[*]	[*]
Euros	[*]	[*]
Worldwide	_______	(initials)
Regional	_______	(initials)

     6.3    Payment Process. After its receipt from the applicable Authorized Replicator(s) of each monthly statement of Finished Product Units manufactured, Microsoft will invoice Licensee for the amount owed to Microsoft pursuant to Section 6.1 above based upon the applicable statement. Licensee shall pay to Microsoft the full amount invoiced within thirty (30) calendar days after the date of the respective invoice. Payment will be made by wire transfer, in immediately available funds, to an account, and in accordance with a reasonable procedure, to be specified in writing by Microsoft.

     6.4    Audit. Licensee shall keep all usual and proper records related to its manufacturing, sale and distribution of Finished Product Units (and any subcontractor's performance directly related thereto) under this Agreement, including support for any cost borne by or income due to Microsoft, for a minimum period of three (3) years from the date they are created. Such records, books of account, and entries shall be kept in accordance with generally accepted accounting principles. Microsoft reserves the right, upon three () business days' notice, to audit Licensee's records and consult with Licensee's accountants for the purpose of verifying Licensee's compliance with the terms of this Agreement and for a period of two (2) years thereafter. Any such audit shall be made by an independent accounting firm designated by Microsoft, and shall be conducted during regular business hours at the Licensee's (or any applicable subcontractor's) offices. Any such audit shall be paid for by Microsoft unless material discrepancies are disclosed. "Material" shall mean five percent (5%) of the royalties due to Microsoft within the audit period. If material discrepancies are disclosed, Licensee agrees to pay Microsoft for the reasonable costs associated with the audit, as well as reimburse Microsoft for all underpaid amounts, plus interest at a rate of 10% per annum.

6.5 Taxes.

          6.5.1    The royalties to be paid by Licensee to Microsoft herein do not include any foreign, U.S. federal, state, local, municipal or other governmental taxes, customs and other duties, levies, fees, excises or tariffs, arising as a result of or in connection with the transactions contemplated under this Agreement including, without limitation, any state or local sales or use taxes or consumption tax or any value added tax or business transfer tax now or hereafter imposed on the provision of goods and services to Licensee by Microsoft under this Agreement, regardless of whether the same are separately stated by Microsoft (all such taxes and other charges being referred to herein as "Taxes"). All Taxes (and any penalties, interest, or other additions to any Taxes), with the exception of taxes imposed on Microsoft's net income or with respect to Microsoft's property ownership, shall be the financial responsibility of Licensee. Licensee agrees to indemnify, defend and hold Microsoft harmless from any such Taxes or claims, causes of action, costs (including, without limitation, reasonable attorneys' fees) and any other liabilities of any nature whatsoever related to such Taxes.

          6.5.2    Licensee will pay all applicable value added, sales and use taxes and other taxes levied on it by a duly constituted and authorized taxing authority on the XDKs or any transaction related thereto in each country in which the services and/or property are being provided or in which the transactions contemplated hereunder are otherwise subject to tax, regardless of the method of delivery. Any taxes that are owed by Licensee, (i) as a result of entering into this Agreement and the payment of the fees hereunder, (ii) are required or permitted to be collected from Licensee by Microsoft under applicable law, and (iii) are based upon the amounts payable under this Agreement (such taxes described in (i), (ii), and (iii) above the "Collected Taxes"), shall be remitted by Licensee to Microsoft upon receipt by Licensee of tax receipts or

* CONFIDENTIAL TREATMENT REQUESTED

Xbox PLA No. 20110

other evidence indicating that such Collected Taxes have been collected by Microsoft and remitted to the appropriate taxing authority. Licensee may provide to Microsoft an exemption certificate acceptable to Microsoft and to the relevant taxing authority (including without limitation a resale certificate) in which case, after the date upon which such certificate is received in proper form, Microsoft shall not collect the taxes covered by such certificate.

          6.5.3    If, after a determination by foreign tax authorities, any taxes are required to be withheld, on payments made by Licensee to Microsoft, Licensee may deduct such taxes from the amount owed Microsoft and pay them to the appropriate taxing authority; provided however, that Licensee shall promptly secure and deliver to Microsoft an official receipt for any such taxes withheld or other documents necessary to enable Microsoft to claim a U.S. Foreign Tax Credit. Licensee will make certain that any taxes withheld are minimized to the extent possible under applicable law.

          6.5.4     This tax Section 6.5 shall govern the treatment of all taxes arising as a result of or in connection with this Agreement notwithstanding any other section of this Agreement.

7. NON-DISCLOSURE; ANNOUNCEMENTS

     7.1    Non-Disclosure Agreement. The information, materials and software exchanged by the parties hereunder or under an XDK License, including the terms and conditions hereof and of the XDK License, shall be subject to the Non-Disclosure Agreements between the parties attached hereto and incorporated herein by reference as Exhibit D-1 and D-2.

7.2 Public Announcements. The parties contemplate that they will coordinate the issuance of initial press releases, or a joint press release, announcing the relationship established by the execution of this Agreement. However, neither party shall issue any such press release or make any such public announcement(s) without the express prior consent of the other party, which consent will not be unreasonably withheld or delayed. Furthermore, the parties agree to use their commercially reasonable efforts to coordinate in the same manner any subsequent press releases and public announcements relating to their relationship hereunder prior to the issuance of the same. Nothing contained in this Section 7.2 will relieve Licensee of any other obligations it may have under this Agreement, including without limitation its obligations to seek and obtain Microsoft approval of Art & Marketing Materials.

7.3 Required Public Filings. Notwithstanding Sections 7.1 and 7.2, the parties acknowledge that this Agreement, or portions thereof, may be required under applicable law to be disclosed, as part of or an exhibit to a party's required public disclosure documents. If either party is advised by its legal counsel that such disclosure is required, it will notify the other in writing and the parties will jointly seek confidential treatment of this Agreement to the maximum extent reasonably possible, in documents approved by both parties and filed with the applicable governmental or regulatory authorities, and/or Microsoft will prepare a redacted version of this Agreement for filing.

8. TERM AND TERMINATION

8.1 Term. The term of this Agreement shall commence on the Effective Date and unless terminated earlier as provided herein, shall continue until [*] years, after Commercial Release of Xbox.

8.2 Termination for Breach. In the event that Eidos US or Eidos UK on the one hand, or Microsoft on the other, shall materially fail to perform or comply with this Agreement or any provision thereof, and fail to remedy the default within fifteen (15) days after the receipt of notice to that effect, then the other party(ies) shall have the right, at its sole option and upon written notice to the defaulting party(ies), to terminate this Agreement upon written notice. Any notice of default hereunder shall be prominently labeled "NOTICE OF DEFAULT"; provided, however, that if the default is made by either Eidos UK or Eidos US of Section 3 or 7.1 above, or an XDK License, then Microsoft may terminate this Agreement as to both Eidos UK and Eidos US immediately upon written notice, without being obligated to provide a fifteen-day cure period. The rights and remedies provided in this Section shall not be exclusive

* CONFIDENTIAL TREATMENT REQUESTED

Xbox PLA No. 20110

and are in addition to any other rights and remedies provided by law or this Agreement. If the uncured default is related to a particular Software Title, then the party not in default will have the right, in its discretion, to terminate this Agreement in its entirety or with respect to the applicable Software Title (and in the case such default is made by Eidos UK or Eidos US, Microsoft may terminate as to both Eidos UK and Eidos US).

     8.3    Termination for Creative Reasons. In the event that Microsoft determines, at any time prior to the Commercial Release of a Software Title, that such Software Title does not comply with the requirements set forth in the Xbox Guide, then Microsoft will have the right to terminate this Agreement, without cost or penalty, upon written notice to Licensee solely with respect to such Software Title, in Microsoft's sole discretion and notwithstanding any prior approvals given by Microsoft pursuant to Section 2 above.

     8.4    Effect of Termination; Sell-off Rights. Upon termination or expiration of this Agreement, Licensee shall have no further right to exercise the rights licensed hereunder or otherwise acquired in relation to this Agreement and shall promptly return any and all copies of the Licensed Trademarks. Licensee shall have a period of six (6) months following expiration of this Agreement, or termination for a reason other than Licensee's breach, to sell-off its inventory of Finished Product Units existing as of the date of termination or expiration, after which sell-off period Licensee immediately shall destroy all Finished Product Units then in its possession or under its control. All of Licensee's obligations under this Agreement shall continue to apply during such six-month sell-off period. If this Agreement is terminated due to Licensee's breach, Licensee shall immediately destroy all Finished Product Units not yet distributed to Licensee's distributors, dealers and/or end users. If requested by Microsoft in writing, Licensee will deliver to Microsoft the written certification by an officer of Licensee confirming the destruction of Finished Product Units required hereunder.

     8.5    Survival. The following provisions shall survive termination of this Agreement: 1, 3.6, 5.1, 5.3, 5.4, 6, 7, 8.4, 8.5, 9, 10, 11 and 12.

9.      WARRANTIES

9.1 Licensee. Eidos UK and Eidos US each warrant and represent that:

9.1.1 Each has the full power to enter into this Agreement;

          9.1.2    Each has not previously and will not grant any rights to any third party that are inconsistent with the rights granted to Microsoft herein; and

          9.1.3    The Software Title, Finished Product Units, Art & Marketing Materials (excluding those portions that consist of the Licensed Material, Licensed Trademarks, and redistributable components of the so-called "XDK" in the form as delivered to Licensee by Microsoft pursuant to an XDK License) do not and will not infringe upon or misappropriate any third party trade secrets, copyrights, trademarks, patents, publicity, privacy or other proprietary rights.

9.2 Microsoft. Microsoft warrants and represents that:

9.2.1 It has the full power to enter into this Agreement; and

          9.2.2    It has not previously and will not grant any rights to any third party that are inconsistent with the rights granted to Licensee herein.

     9.3    DISCLAIMER. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 9, MICROSOFT PROVIDES ALL MATERIALS (INCLUDING WITHOUT LIMITATION THE SECURITY TECHNOLOGY) AND SERVICES HEREUNDER ON AN "AS IS" BASIS, AND MICROSOFT DISCLAIMS ALL OTHER WARRANTIES UNDER THE APPLICABLE LAWS OF ANY

Xbox PLA No. 20110

COUNTRY, EXPRESS OR IMPLIED, REGARDING THE MATERIALS AND SERVICES IT PROVIDES HEREUNDER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF FREEDOM FROM COMPUTER VIRUSES. WITHOUT LIMITATION, MICROSOFT PROVIDES NO WARRANTY OF NONINFRINGEMENT.

     9.4    LIMITATION OF LIABILITY. THE MAXIMUM LIABILTY OF MICROSOFT TO LICENSEE OR ANY THIRD PARTY ARISING OUT OF THIS AGREEMENT SHALL BE THE TOTAL AMOUNTS RECEIVED BY MICROSOFT HEREUNDER. FURTHERMORE, UNDER NO CIRCUMSTANCES SHALL MICROSOFT BE LIABLE TO LICENSEE FOR ANY DAMAGES WHATSOEVER WITH RESPECT TO ANY CLAIMS RELATING TO THE SECURITY TECHNOLOGY AND/OR ITS AFFECT ON ANY SOFTWARE TITLE.

10.      INDEMNITY

     10.1    Indemnification. A claim for which indemnity may be sought hereunder shall be referred to as a "Claim."

          10.1.1    Mutual Indemnification. Eidos UK and Eidos US each hereby agree to indemnify, defend, and hold Microsoft harmless, and Microsoft hereby agrees to indemnify, defend and hold Eidos UK and Eidos US harmless, from any and all claims, demands, costs, liabilities, losses, expenses and damages (including reasonable attorneys' fees, costs, and expert witnesses' fees) arising out of or in connection with any claim that, taking the claimant's allegations to be true, would result in a breach by the indemnifying party of any of its warranties and covenants set forth in Section 9.

          10.1.2    Additional Licensee Indemnification Obligation. Eidos UK and Eidos US each further agree to indemnify, defend, and hold Microsoft harmless from any and all claims, demands, costs, liabilities, losses, expenses and damages (including reasonable attorneys' fees, costs, and expert witnesses' fees) arising out of or in connection with any claim regarding any Software Title or Finished Product Unit, including without limitation any claim relating to quality, performance, safety or conformance with the Certification Requirements, or arising out of Licensee's use of the Licensed Trademarks in breach of this Agreement (but excluding claims relating to the Licensed Trademarks themselves or arising out of the use of the use of the Licensed Trademarks in accordance with the provisions of this Agreement).

     10.2    Notice and Assistance. The indemnified party shall: (i) provide the indemnifying party reasonably prompt notice in writing of any Claim and permit the indemnifying party to answer and defend such Claim through counsel chosen and paid by the indemnifying party; and (ii) provide information, assistance and authority to help the indemnifying party defend such Claim. The indemnified party may participate in the defense of any Claim at its own expense. The indemnifying party will not be responsible for any settlement made by the indemnified party without the indemnifying party's written permission, which will not be unreasonably withheld or delayed. In the event the indemnifying party and the indemnified party agree to settle a Claim, the indemnified party agrees not to publicize the settlement without first obtaining the indemnifying party's written permission.

     10.3    Insurance. Prior to distribution of any Software Title, both Eidos UK and Eidos US (either jointly or individually) at their sole cost and expense shall maintain a media perils errors and omissions liability policy for claims arising in connection with production, development and distribution of each Software Title in an amount no less than $5,000,000 on a per occurrence or per incident basis. Eidos UK and Eidos US agree to furnish a certificate(s) of insurance evidencing compliance with this requirement.

11. PROTECTION OF PROPRIETARY RIGHTS

     11.1    Microsoft Intellectual Property. In the event Licensee learns of any infringement or imitation of the Licensed Trademarks, the Software Title or the Finished Product Units, or the proprietary

Xbox PLA No. 20110

rights in or related to any of them, it will promptly notify Microsoft thereof. Microsoft may take such action as it deems advisable for the protection of its rights in and to such proprietary rights, and Licensee shall, if requested by Microsoft, cooperate in all reasonable respects therein at Microsoft's expense. In no event, however, shall Microsoft be required to take any action if it deems it inadvisable to do so. Microsoft will have the right to retain all proceeds it may derive from any recovery in connection with such actions.

     11.2    Licensee Intellectual Property. Licensee, without the express written permission of Microsoft, may bring any action or proceeding relating to this infringement or potential infringement, to the extent such infringement involves any proprietary rights of Licensee (provided that Licensee will not have the right to bring any such action or proceeding in respect solely of Microsoft's Licensed Trademarks, patents and/or copyrights). Licensee shall make reasonable efforts to inform Microsoft regarding such actions in a timely manner. Licensee will have the right to retain all proceeds it may derive from any recovery in connection with such actions. Licensee agrees to use all commercially reasonable efforts to protect and enforce its proprietary rights in the Software Title.

     11.3    Joint Actions. Licensee and Microsoft may agree to jointly pursue cases of infringement involving the Software Titles (since such products will contain intellectual property owned by each of them). Unless the parties otherwise agree, or unless the recovery is expressly allocated between them by the court (in which case the terms of Sections 11.1 and 11.2 will apply), in the event Licensee and Microsoft jointly prosecute an infringement lawsuit under this provision, any recovery shall be used first to reimburse Licensee and Microsoft for their respective reasonable attorneys' fees and expenses, pro rata, and any remaining recovery shall also be given to Licensee and Microsoft pro rata based upon the fees and expenses incurred in bringing such action.

12. GENERAL

     12.1    Governing Law; Venue; Attorneys Fees. This Agreement shall be construed and controlled by the laws of the State of Washington, U.S.A., and all parties consent to jurisdiction and venue solely in the federal courts sitting in King County, Washington, U.S.A. or ____ County, California, U.S.A., unless no federal jurisdiction exists, in which case Licensee consents to exclusive jurisdiction and venue in the Superior Court of King County, Washington, U.S.A or the state court of San Francisco County, California; U.S.A. Jurisdiction and venue in the courts of Washington or California shall be at the election of the party initiating the action. In either case the internal procedural and substantive laws of the State of Washington shall control. Eidos UK and Eidos US waive all defenses of lack of personal jurisdiction and forum non conveniens. Process may be served on either party in the manner authorized by applicable law or court rule. If any party employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and other reasonable related expenses. This choice of jurisdiction provision does not prevent Microsoft from seeking injunctive relief with respect to a violation of intellectual property rights or confidentiality obligations in any appropriate jurisdiction.

     12.2    Notices; Requests. All notices and requests in connection with this Agreement shall be deemed given as of the day they are (i) deposited in the U.S. mails, postage prepaid, certified or registered, return receipt requested; or (ii) sent by overnight courier, charges prepaid, with a confirming fax; and addressed as follows:

Xbox PLA No. 20110

Eidos UK:	Eidos Interactive Ltd. Wimbledon Bridge House 1 Hartfield Road London, SW19 3RU

Attention:	Legal Services Dept.
Fax:	+44 208 636 3480
Phone:	+44 208 636 3000

Eidos US:	Eidos Interactive Inc.
651 Brannan Street
San Francisco, CA 94107

Attention:	Rob Dyer
Fax:	(415) 547-1201
Phone:	(415) 547-1200

Microsoft:	MICROSOFT CORPORATION One Microsoft Way Redmond, WA 98052-6399

Attention:

with a cc to:	MICROSOFT CORPORATION One Microsoft Way Redmond, WA 98052-6399

Attention:	Law & Corporate Affairs Department Product Development & Marketing
Fax:	(425) 936-7329

or to such other address as the party to receive the notice or request so designates by written notice to the other.

     12.3    Assignment. Neither Eidos UK nor Eidos US may assign this Agreement or any portion thereof, to any third party unless Microsoft expressly consents to such assignment in writing. Microsoft will have the right to assign this Agreement and/or any portion thereof as Microsoft may deem appropriate. For the purposes of this Agreement, a merger, consolidation, or other corporate reorganization, or a transfer or sale of a controlling interest in a party's stock, or of all or substantially all of its assets shall be deemed to be an assignment. This Agreement will inure to the benefit of and be binding upon the parties, their successors, administrators, heirs, and permitted assigns.

     12.4    No Partnership. Microsoft and Licensee are entering into a license pursuant to this Agreement and nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, or a joint venture between the parties.

     12.5    Severability. In the event that any provision of this Agreement is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms. The parties intend that the provisions of this Agreement be enforced to the fullest extent permitted by applicable law. Accordingly, the parties agree that if any provisions are deemed not enforceable, they shall be deemed modified to the extent necessary to make them enforceable.

     12.6    Injunctive Relief. The parties agree that Licensee's threatened or actual unauthorized use of the Licensed Trademarks whether in whole or in part, may result in immediate and irreparable

Xbox PLA No. 20110

damage to Microsoft for which there is no adequate remedy at law, and that any party's threatened or actual breach of the confidentiality provisions may cause like damage to the nonbreaching part(ies), and in such event the nonbreaching part(ies) shall be entitled to appropriate injunctive relief, without the necessity of posting bond or other security.

     12.7    Entire Agreement; Modification; No Offer. The parties hereto agree that this Agreement (including all Exhibits hereto, and the Microsoft Non-Disclosure Agreement to the extent incorporated herein) and the Xbox Guide (as applicable from time to time) constitute the entire agreement between the parties with respect to the subject matter hereof and merges all prior and contemporaneous communications. It shall not be modified except by a written agreement dated subsequent hereto signed on behalf of Licensee and Microsoft by their duly authorized representatives. Neither this Agreement nor any written or oral statements related hereto constitute an offer, and this Agreement shall not be legally binding until executed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date on the dates indicated below.

MICROSOFT CORPORATION	EIDOS INTERACTIVE LTD.

By (sign)	By (sign)

J Allard	Mike McGarvey

Name (Print)	Name (Print)

Gen mgr	CEO

Title	Title

6/19/01	6/6/01

Date	Date

EIDOS INTERACTIVE INC.

By (sign)

Rob Dyer

Name (Print)

President

Title

6/13/01

Date

Xbox PLA No. 20110

EXHIBIT A-1
DESCRIPTION OF SOFTWARE TITLE

Xbox PLA No. 20110
EXHIBIT B LICENSED TRADEMARKS

[insert Xbox design here]

Xbox PLA No. 20110

EXHIBIT C
BRANDING SPECIFICATIONS

The following guidelines apply whenever Licensee places a copy of any Licensed Trademark on the Software Title, or related collateral materials.

•	Licensee may use the Licensed Trademarks solely on the retail box, documentation, and Art & Marketing Materials for the Software Title, and in no other manner.

•	Licensee's name, logo, or trademark must appear on any materials where the Licensed Trademarks are used, and must be larger and more prominent than the Licensed Trademarks.

•	The Licensed Trademarks may not be used in any manner that expresses or might imply Microsoft's affiliation, sponsorship, endorsement, certification, or approval, other than as contemplated by this Agreement.

•	The Licensed Trademarks may not be included in any non-Microsoft trade name, business name, domain name, product or service name, logo, trade dress, design, slogan, or other trademark.

•	Licensee may use the Licensed Trademarks only as provided by Microsoft electronically or in hard copy form. Except for size subject to the restrictions herein, the Licensed Trademarks may not be altered in any manner, including proportions, colors, elements, etc., or animated, morphed, or otherwise distorted in perspective or dimensional appearance.

•	The Licensed Trademarks may not be combined with any other symbols, including words, logos, icons, graphics, photos, slogans, numbers, or other design elements.

•	The Licensed Trademarks (including but not limited to Microsoft's logos, logotypes, trade dress, and other elements of product packaging and web sites) may not be imitated.

•	The Licensed Trademarks may not be used as a design feature in any materials.

•	The Licensed Trademarks must stand alone. A minimum amount of empty space must surround the Licensed Trademarks separating it from any other object, such as type, photography, borders, edges, and so on. The required area of empty space around the Licensed Trademarks must be 1/2x, where x equals the height of the Licensed Trademarks.

•	Each use of the Licensed Trademarks must include the notice: "Xbox is a trademark of Microsoft Corporation in the United States and/or other countries and is used under license from Microsoft".

Additional guidelines for proper use of the "Xbox" word mark:

•	Use the trademark symbol ("TM") at the upper right corner or baseline immediately following the name "Xbox". This symbol should be used at the first or most prominent mention. Please be sure to spell Xbox as one word, with no hyphen and with no space between "X" and "box".

•	Include the following notice on materials referencing Xbox: "Xbox is a trademark of Microsoft Corporation."

•	Trademarks identify a company's goods or services. Xbox is not a generic thing, but rather a brand of game system from Microsoft. A trademark is a proper adjective that modifies the generic name or descriptor of a product or service. The descriptor for Xbox is "game system," i.e., "XboXTM game system." Use the descriptor immediately after mention of "Xbox". You should not combine the Xbox trademark with an improper generic name or descriptor. For example, game programs designed to run on the Xbox game system are not "Xbox games," but rather "games for the Xbox system" or "Xbox certified games."

•	The Xbox trademark may never be abbreviated. Do not use "X" by itself to represent "Xbox."

Xbox PLA No. 20110

EXHIBIT D
NON-DISCLOSURE AGREEMENT

Microsoft Licensing, Inc. 6100 Neil Road Reno, NV 89511-1132	Tel 702 823 5613 Fax 702 826 0506	A Microsoft Subsidiary

November 5, 2002

Legal Services Dept.
Eidos Interactive Ltd.
Wimbledon Bridge House
1 Hartfield Road
London, SW19 3RU

Re: Amendment to Xbox Publisher License Agreement: Euro Royalty Rates and Payment Selection

Dear: Legal Services Dept.:

The purpose of this letter is to inform you of changes to the Xbox Publisher License Agreement ("PLA") affecting Euro royalty rates, as further described below. As a result of this change, for a limited time you will also have the opportunity to change your royalty payment options between worldwide and regional. Please indicate your acknowledgment and acceptance of these PLA changes by counter-signing this letter where indicated below, and faxing a copy to Xbox Accounting Services at (775) 826-0531 no later than December 5, 2002. If you would like to change your payment option from worldwide to regional, or vice versa, please also indicate this change according to the instructions below. Except as amended by this letter, you agree the terms and conditions of the PLA shall remain in full force and effect.

1.	The Euro royalty rates will decrease as follows:

Finished Product Units Manufactured	Royalty per Applicable Finished Product Unit
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

The new Euro royalty rates set forth above will be effective November 1, 2002 for all Finished Product Units manufactured in Europe on or after November 1, 2002. U.S. Dollar and Japanese Yen royalty rates remain unchanged.

* CONFIDENTIAL TREATMENT REQUESTED

Microsoft Licensing, Inc. 6100 Neil Road Reno, NV 89511-1132	Tel 702 823 5613 Fax 702 826 0506	A Microsoft Subsidiary

2.	You may change the payment option you originally selected in the PLA by initialing one of the two boxes below, as appropriate. Your new designation shall be effective November 1, 2002, provided Microsoft receives a completed, countersigned faxed copy of this letter no later than December 5, 2002, and shall binding throughout the remaining term of the PLA for all Software Titles.

Change from Worldwide to Regional	______________(initials)

Change from Regional to Worldwide	______________(initials)

Thank you for your prompt attention to this matter. Please mail originals to Xbox Accounting Services 6100 Neil Road, Suite 100 Reno, NV 89511-1137. Please contact your Xbox Account Manager if you have any questions.

Sincerely,

Lyndia Frey Microsoft Licensing, Inc.

Accepted and Agreed:

Eidos Interactive Ltd.	Eidos Interactive Inc.

By (sign)	By (sign)
M. E. McGarvey	Rob Dyer
Name (Print)	Name (Print)
CEO	President
Title	Title
5/12/01	5/12/02
Date	Date

Microsoft Licensing, Inc. 6100 Neil Road Reno, NV 89511-1132	Tel 702 823 5613 Fax 702 826 0506	A Microsoft Subsidiary

Eidos Interactive Ltd.

By (sign)
Satoshi Honda
Name (Print)
Managing Director
Title
5-Dec.-2002
Date

CC: Xbox Account Manager

AMENDMENT TO THE
XBOXTM PUBLISHER LICENSING AGREEMENT
(Tiered Royalty Rate Structure and Xbox Platinum Hits Program)

This Amendment ("Amendment") is entered into and effective as of January 31, 2003 (the "Effective Date") by and between MICROSOFT LICENSING, INC., a Nevada corporation ("Microsoft"), and Eidos PLC ("Licensee"), and supplements the XboxTM Publisher License Agreement between the parties dated as of _________ ("PLA"), and as previously amended.

RECITALS

     A.      Whereas, Microsoft and its affiliated companies develop and license a computer game system, known as the XboxTM game system; and

     B.      Whereas, Licensee is an experienced publisher of software products and is developing and publishing one or more software products to run on the XboxTM game system pursuant to the parties' PLA; and

     C.      Whereas, the parties wish to amend the royalty rates set forth in the PLA in order to provide a more flexible worldwide royalty scale for Licensee's Xbox games.

Accordingly, for and in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, receipt of which each party hereby acknowledges, Microsoft and Licensee agree as follows:

I.	DEFINITIONS; INTERPRETATION

     a.      Except as expressly provided otherwise in this Amendment, capitalized terms shall have the same meanings ascribed to them in the PLA.

     b.     The terms of the PLA are incorporated by reference, and except and to the extent expressly modified by this Amendment or any previous amendments, the PLA shall remain in full force and effect and is hereby ratified and confirmed. The parties acknowledge that except as expressly set forth herein, this Amendment supersedes any prior amendments to the PLA related to manufactured Finished Product Unit ("FPU") royalty rates and payments.

     c.     "European Sales Territory" means for purposes of this Amendment the Territory comprising Europe, Australia and New Zealand, and any other countries which may be added by Microsoft at any time and from time to time following the date of this Amendment, as such additions shall be set forth in the Xbox Guide.

     d.     "North American Sales Territory" means for purposes of this Amendment the Territory comprising the United States, Canada and Mexico, and any other countries which may be added by Microsoft at any time and from time to time following the date of this Amendment, as such additions shall be set forth in the Xbox Guide.

    e.     "Asian Sales Territory Excluding Japan" means for purposes of this Amendment the Territory comprising Taiwan, Hong Kong, Singapore and Korea, and any other countries which may be added by Microsoft at any time and from time to time following the date of this Amendment, as such additions shall be set forth in the Xbox Guide.

     f.     "Japan Sales Territory" means for purposes of this Amendment the country of Japan and any other countries which may be added by Microsoft at any time and from time to time following the date of this Amendment, as such additions shall be set forth in the Xbox Guide.

     g.     "Standard FPU" means an FPU of a Software Title which is not a Platinum FPU. The Commercial Release of a Software Title may only consist of Standard FPUs.

     h.     "Platinum FPU" means an FPU of a Platinum Software Title, as such term is further defined in Section [7].1.6 of this Amendment.

     i.     "Release to Manufacture" means the date when both parties (i.e., Microsoft and. Licensee) have. authorized the Authorized Replicator in a specific Manufacturing Region to begin replication of Standard and/or Platinum FPUs for distribution to a specified Sales Territory.

     j.     "Base Royalty" means the licensing fee to be paid to Microsoft that is based on a combination of:

i.	the Wholesale Price (for North America and Europe) or the Suggested Retail Price (for Japan) of an FPU;

ii.	the Manufacturing Region (as defined in Section [7].1.4.1 of the Agreement, as restated below); and

iii.	the Sales Territory (as defined in Section [7].1.4.1 of the Agreement, as restated below).

Base Royalty is further defined in Section [7].1.4.1.

     k.    "Wholesale Price" means the highest per unit price which Licensee intends to charge retailers and/or distributors in bona fide third party transactions for the right to license the Software Title for resale, it being agreed that (i) any transactions involving affiliates of Licensee (entities controlling, controlled by or under common control of, Licensee) shall not be considering in determining Wholesale Price hereunder; (ii) if Licensee enters into an agreement with a third party providing the third party with the exclusive right to distribute the Software Title in a Sales Territory, the Wholesale Price shall be governed by the price charged by the third party rather than the terms of the exclusive distribution agreement between Licensee and such third party; and (iii) if the Wholesale Price varies among countries in a single Sales Territory, the highest Wholesale Price for the Territory shall be used to determine the Base Royalty for the entire Sales Territory.

II.      REVISED ROYALTY RATES. The section of the PLA entitled "Royalties" (which may be either Section 6.1 or 7.1 of Licensee's PLA) is amended and restated in its entirety to read as follows:

     [7].1     Royalties.

          [7].1.1     Royalty Payments. In accordance with the terms of this Section [7], Licensee shall have the option of paying the Standard FPU royalties in US Dollars, Japanese Yen or Euros. Licensee shall exercise its option by completing, signing and returning to Microsoft the Xbox Publisher Royalty Selection Form annexed as Exhibit I hereto, and designating the appropriate box thereby selecting to pay royalties on either a "Worldwide" or "Regional" basis, it being agreed that, if Licensee does not complete and return the Royalty Selection Form within [*] days following the Effective Date of this Amendment, then the Regional or Worldwide option that Licensee designated prior to the Effective Date of this Amendment shall remain in effect. The royalty selection designation shall be binding throughout the Term of this Agreement for all of Licensee's Software Titles. If Licensee elects to pay on a Worldwide basis, it shall pay royalties in US Dollars regardless of where the Standard FPUs are distributed or manufactured. If Licensee elects to pay on a Regional basis, it shall pay royalties in US Dollars, Japanese Yen or Euros in accordance with the table set forth in this Section [7].l ("Royalty Table") and the following provisions.

               (a)     If Licensee has chosen regional billing and the Authorized Replicator manufacturing the Standard FPUs is located in Japan, Singapore, Malaysia or Taiwan, Licensee shall pay its royalty denominated in Japanese Yen as set forth in the Royalty Table for such Standard FPUs.

               (b)     If Licensee has chosen regional billing and the Authorized Replicator manufacturing the Standard FPUs is located within Europe, Licensee shall pay its royalty denominated in Euros as set forth in the Royalty Table for such Standard FPUs.

               (c)     If Licensee has chosen regional billing and the Authorized Replicator manufacturing the Standard FPUs is located in any other country or region of the world, Licensee shall pay its royalty denominated in US Dollars as set forth in the Royalty Table for such Standard FPUs.

          [7].1.2     Notwithstanding the foregoing, in the event the conversion ratio for either Yen or Euros to Dollars, as described by the Reuters news service as set forth on "Reuters.com" (as of 4:00 p.m. London, England time), falls outside the foreign exchange trading range as set forth in the chart below, for a period of time greater than [*] consecutive days, Microsoft may then, in its good faith discretion and according to its normal practices, readjust the royalty amounts set forth in the Royalty Table for that currency. Microsoft shall provide Licensee with notice of any such changes in the royalty amounts.

* CONFIDENTIAL TREATMENT REQUESTED

Yen/Euro to US Dollar Trading Range
Minimum	Maximum
[*]	[*]
[*]	[*]

          [7].1.3     Release to Manufacture Within 14 days of Receipt of Executed Amendment. With respect to the specific Sales Territories in which Software Titles Release to Manufacture prior to or within fourteen (14) days after the date that Microsoft receives executed copies of this Amendment from Licensee ("Execution Date"), Licensee shall pay Microsoft nonrefundable royalties, on a Software Title-by-Software Title basis, for each Standard FPU manufactured during the Term of this Agreement, in accordance with the following table:

Standard FPUs Manufactured	Royalty Per Applicable Standard FPU US Dollars Yen Euros
[*]	[*]
[*]
[*]

[*]	[*]
[*]
[*]

[*]	[*]
[*]
[*]

[*]	[*]
[*]
[*]

Notwithstanding the foregoing, no royalties will be payable hereunder with respect to any Demo Versions.

[7].1.4 Release to Manufacture 14 Days After Receipt of Executed Amendment

[7].1.4.1 Base Royalties. With respect to the specific Sales Territories in which Software Titles Release to Manufacture at least fourteen (14) days after the Execution Date, Licensee shall pay Microsoft nonrefundable Base Royalties, on a Software Title-by-Software Title basis, for each Standard FPU manufactured during the Term of this Agreement, in accordance with the Base Royalty tables set forth in this Section [7].1.4 and the "Unit Discount" table set forth in Section [7].1.5. If Licensee has chosen the Worldwide billing option, (i) the applicable Base Royalty for Standard FPUs for Software Titles intended for sale in the European and North American Sales Territories shall be determined by the Wholesale Price of the Software Title, and for Software Titles intended for sale in the Japan Sales Territory, the Base Royalty shall be determined by the Suggested Retail Price; and (ii) the Base Royalty shall always be payable in United States Dollars. If Licensee has chosen the Regional billing option, the applicable Base Royalty for Standard FPUs for Software Titles intended for sale in the European, Japan and North American Sales Territories shall be determined by: (x) the Wholesale Price of the Software Title (for Japan, the Suggested Retail Price); (y) the Territory in which the Standard FPUs are manufactured (the "Manufacturing Region"); and (z) the Territory in which Licensee intends to sell the Standard FPUs (the "Sales Territory"). In addition, if Licensee has chosen the Regional billing option, the applicable currency for payment of the Base Royalty shall be solely determined by the Manufacturing Region of the applicable FPUs. The applicable Base Royalty for Standard FPUs for Software Titles intended for sale in the Asian Sales Territory Excluding Japan shall be, until further notice from Microsoft, determined solely by the Manufacturing Region. Base Royalties per Sales Territory for both the Worldwide and Regional billing options are set forth in the following tables:

* CONFIDENTIAL TREATMENT REQUESTED

North American Sales Territory
	Wholesale Price	North American Manufacturing Region	European Manufacturing Region	Asian Manufacturing Region	Wordwide Billing Option
Tier 1	[*]	[*]	[*]	[*]	[*]
Tier 2	[*]	[*]	[*]	[*]	[*]
Tier 3	[*]	[*]	[*]	[*]	[*]

European Sales Territory
	Wholesale Price	North American Manufacturing Region	European Manufacturing Region	Asian Manufacturing Region	Worldwide Billing Option
Tier 1	[*]	[*]	[*]	[*]	[*]
Tier 2	[*]	[*]	[*]	[*]	[*]
Tier 3	[*]	[*]	[*]	[*].	[*]

Japan Sales Territory
	Suggested Retail Price	North American Manufacturing Region	European Manufacturing Region	Asian Manufacturing Region	Worldwide Billing Option
Tier 1	[*]	[*]	[*]	[*]	[*]
Tier 2	[*]	[*]	[*]	[*]	[*]
Tier 3	[*]	[*]	[*]	[*]	[*]

Asian Sales Territory Excluding Japan
North American Manufacturing	European Manufacturing		Worldwide Billing
Region	Region	Asian Manufacturing Region	Option
[*]	[*]	[*]	[*]

[7].1.4.2 Determination of Base Royalty Tier. Regardless of whether Licensee has chosen the Worldwide or Regional billing option, in order for the appropriate royalty tier to be applied to Licensee's Standard FPUs, Licensee shall submit a completed and signed Royalty Tier Selection Form in the form attached hereto as Exhibit 2 for each Software Title's Sales Territory to Microsoft no later than forty-five (45) days prior to the date of Licensee's first submission to Microsoft of the final release version of such Software Title for certification in each Sales Territory. Notwithstanding the foregoing, if Licensee chooses not to reveal a Software Title's Wholesale Price range (or, in the case of the Japan Territory, Suggested Retail Price range), it shall have no obligation to submit a Royalty Tier Selection Form; provided, however, that in such case, (i) the Base Royalty for such Software Title shall be the Tier 1 rate for such Software Title, regardless of the actual Wholesale (or Suggested Retail) Price; and (ii) unless notified otherwise by Licensee in writing, the Sales territory for any FPUs for the Software Title shall be deemed to be the same as the Manufacturing Region for such FPUs. Additionally, if Licensee, for any other reason, fails to submit a Royalty Tier Selection Form for a Software Title within the time frame specified above, (a) the Base

* CONFIDENTIAL TREATMENT REQUESTED

Royalty will automatically default to the applicable Tier I rate, regardless of the actual Wholesale (or Suggested Retail) Price; and (b) unless notified otherwise by Licensee in writing, the Sales territory for any FPUs for the Software Title shall be deemed to be the same as the Manufacturing Region for such FPUs. Following the selection of a Base Royalty by Licensee in accordance with this Section for a Software Title in a Sales Territory, such Base Royalty shall be binding with respect to such Software Title in such Sales Territory, even if the Wholesale (or Suggested Retail) Price is reduced following the Software Title's Commercial Release in such Sales Territory. Notwithstanding the foregoing, no royalties will be payable hereunder with respect to any Demo Versions.

     [17].1.5     Unit Discounts. Regardless of whether Licensee has chosen the Worldwide or Regional Billing option, Licensee shall be eligible for a discount (a "Unit Discount") on the applicable Base Royalty based on the aggregate number of Standard FPUs that have been manufactured for sale in each Sales Territory, regardless of Manufacturing Region. The discount will be rounded up to the nearest Cent, Yen or hundreth of a Euro. The discount schedule will be updated and revised in the first calendar quarter each year and will be effective starting the following July. The following discount grid is the first of such discount schedules and will be effective immediately but only for Software Titles that Commercially Release on or after [*].

Unit Discount	North American Sales Territory (Number of Standard FPUs Manufactured)	European Sales Territory (Number of Standard FPUs Manufactured)	Japan Sales Territory (Number of Standard FPUs Manufactured)	Asian Sales Territory Excluding Japan (Number of Standard FPUs Manufactured)
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

* Until further notice from Microsoft, Standard FPUs manufactured for sale in the Asian Sales Territory Excluding Japan shall be aggregated with the Standard FPUs manufactured for sale in the North American Sales Territory for purposes of determining the Unit Discount for both the North American Sales Territory and the Asian Sales Territory Excluding Japan.

[*] CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

For purposes of the following examples, it is assumed that Licensee has chosen the Regional billing option and has properly selected the applicable Base Royalty in accordance with the provisions of this Section.

[*] CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

* CONFIDENTIAL TREATMENT REQUESTED

[*]   CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     [7].1.6     Royalty Rates for Platinum Program Software Titles. If Licensee elects to publish a Software Title under the "Xbox Platinum Hits Program" (as such program has been established in the North American Sales Territory and the European Sales Territory) (such Software Title being referred to herein as a "Platinum Software Title"), Licensee shall pay to Microsoft the nonrefundable royalties set forth below, in lieu of the royalties otherwise specified in this Section [7], for each Platinum FPU manufactured during the Term of this Agreement. Software Titles shall be eligible for the Xbox Platinum Hits Program commencing [*] in the North American Sales Territory and commencing on [*] in the European Sales Territory. If and when Microsoft establishes a comparable program in the Japan and/or the Asian Sales Territory Excluding Japan (which decision shall be in Microsoft's sole discretion), Microsoft shall provide Licensee with advance notice thereof, it being agreed that the per unit royalty to be paid by Licensee in connection with the Platinum Hits (or comparable) program in Japan shall be as set forth below.

Sales Territory	Royalty Per Platinum FPU Manufactured
	North American Manufacturing Region	European Manufacturing Region	Japan Manufacturing Region
[*]	[*]	[*]	[*]

Notwithstanding the foregoing, no royalties will be payable hereunder with respect to any Demo Versions.

[7].1.6.1 Qualifying Software Titles. In order for a Software Title to qualify as a Platinum Software Title in a Sales Territory, all of the following conditions must be satisfied:

(i) The Software Title must have been Commercially Released and commercially available as a Standard FPU in the applicable Sales Territory for at least [*] continuous months;

(ii) The following minimum Standard FPU manufacturing quantity for the applicable Sales Territory must have been met:

(a) For a Platinum FPU Commercial Release date between February 1, 2003 – June 30, 2003 for the applicable Sales Territory:

• [*] Standard FPUs must have been manufactured for the North American Sales Territory.

• [*] Standard FPUs must have been manufactured for the European Sales Territory.

• [*] Standard FPUs (or such other minimum quantity as may be determined by Microsoft) must have manufactured for the Japan Sales Territory.

(b) For a Platinum FPU Commercial Release date between July 1, 2003 – June 30, 2004 for the applicable Sales Territory:

* CONFIDENTIAL TREATMENT REQUESTED

• [*] Standard FPUs must have been manufactured for the North American Sales Territory.

• [*] Standard FPUs must have been manufactured for the European Sales Territory.

• [*] Standard FPUs (or such other minimum quantity as determined by Microsoft) must have manufactured for the Japan Sales Territory.

(c) For a Platinum FPU Commercial Release date on or after July 1, 2004 for the applicable Sales Territory, quantities as determined by Microsoft

(iii) Wholesale Price per Platinum FPU must not exceed [*] in the North American Sales Territory, or [*] the European Sales Territory; and the suggested retail price must be less than [*] in the Japan Sales Territory.

(iv) All Marketing Materials for a Platinum Software Title must clearly indicate that the Software Title is an Xbox Platinum Hit (or such other title that Microsoft designates for a comparable program in applicable Territories), and Licensee shall submit all such Marketing Materials to Microsoft for its approval in accordance with Section 2.3.4 of the PLA. Branding and other requirements for Platinum Software Title Marketing Materials shall be set forth in the Xbox Guide.

(v) The Platinum FPU version of the Software Title must be the same or substantially equivalent to the Standard FPU version of the Software Title. Notwithstanding the foregoing, all known material bugs or errors in the Standard FPU version shall be corrected in the Platinum FPU version, and Licensee acknowledges that any such corrections may require the Software Title to be re-Certified at Licensee's expense. Licensee may modify or add additional content or features to the Platinum FPU version of the Software Title (e.g., demos or game play changes) subject to Microsoft's review and approval, which approval shall not be unreasonably withheld, and Licensee acknowledges that any such modifications or additions may also require the Software Title to be re-Certified at Licensee's expense.

Provided that all of the foregoing conditions have been satisfied with respect to a Software Title in a particular Sales Territory and Licensee provides Microsoft with a completed Platinum Hits Program Publication Form in the form annexed hereto as Exhibit 3 no later than sixty (60) days prior to the targeted Commercial Release of the Platinum Software Title, Licensee shall be authorized to manufacture and distribute Platinum FPUs in such Sales Territory.

Additionally, so long as the conditions described in subsections (iii), (iv) and (v) above have been met, Licensee may select [*] additional Software Title as a Platinum Software Title in each Sales Territory so long as: (a) the applicable Software Title has been commercially available as a Standard FPU in the applicable Sales Territory for at least five (5) continuous months; and (b) a comparable version of the Software Title has been commercially released in the applicable Sales Territory for another game console platform as of March 1, 2003 as part of a program comparable to the Xbox Platinum Hits Program.

III.      The section of the PLA entitled "Royalty Payments" (which may be either Section 6.2 or 7.2 of Licensee's PLA) is hereby deleted in its entirety.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the Effective Date on the dates indicated below.

MICROSOFT LICENSING, INC.

By (sign)	By (sign)
Roxanne V. Spring	Mike ????
Name (Print)	Name (Print)
GPM	CE
Title	Title
20-Mar-2003	13-Mar-03
Date	Date

* CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT 1
XBOX PUBLISHER ROYALTY SELECTION FORM

PLEASE COMPLETE THE BELOW INFORMATION, SIGN THE FORM, AND FAX IT TO MICROSOFT LICENSING, INC. ("MSLI") AT (775) 826-0506. UPON RECEIPT OF THE COMPLETED AND SIGNED FORM, MSLI SHALL ACKNOWLEDGE RECEIPT WHERE INDICATED BELOW AND RETURN A FULLY EXECUTED COPY OF THE FORM TO THE PUBLISHER AT THE FAX NUMBER INDICATED BY THE PUBLISHER BELOW. THIS FORM SHALL BE BINDING ON THE PARTIES UPON FULL EXECUTION.

•	PUBLISHER SHALL CHOOSE ONE OF THE ROYALTY OPTIONS SET FORTH BELOW WHICH SHALL APPLY TO ALL OF PUBLISHER'S SOFTWARE TITLES DURING THE TERM OF THE AGREEMENT.
•	IF PUBLISHER DOES NOT WISH TO CHANGE ITS CURRENT ROYALTY OPTION, PUBLISHER DOES NOT NEED TO COMPLETE THIS FORM.
•	IF THIS FORM IS RETURNED ON OR BEFORE FEBRUARY 15, 2003 THE EFFECTIVE DATE OF THE ROYALTY CHANGE WILL ALSO BE FEBRUARY 15, 2003. IF THIS FORM IS RETURNED AFTER FEBRUARY 16, 2003, THE ROYALTY CHANGE WILL NOT BE EFFECTIVE UNTIL THE 1st DAY OF THE FOLLOWING MONTH.

Publisher name:      Eidos PLC

Worldwide	(initials)
Regional	(initials)

(Choose only one of the above)

The undersigned represents that he/she has authority to submit this form on behalf of the above publisher, and that the information contained herein is true and accurate.

By (sign)
M. P. McGarvey
Name (Print)
CEO
Title
0208 636 3343
Fax number
13-Mar-03
Date

RECEIVED AND ACKNOWLEDGED:
MICROSOFT LICENSING, INC.

By
Roxanne V. Spring
Name
GPM
Title
20-Mar-03
Date

EXHIBIT 2
XBOXTM PUBLISHER LICENSING ROYALTY TIER SELECTION FORM

PLEASE COMPLETE THE BELOW INFORMATION, SIGN THE FORM, AND FAX IT TO MICROSOFT LICENSING, INC. ("MSLI") AT (425) 936-7329 TO THE ATTENTION OF XBOXOPS@MICROSOFT.COM. UPON RECEIPT OF THE THE COMPLETED AND SIGNED FORM, MSLI SHALL E-MAIL AN ACKNOWLEDGEMENT OF RECEIPT TO THE PUBLISHER AT THE E-MAIL ADDRESS SPECIFIED BY THE PUBLISHER BELOW. THIS FORM SHALL BE BINDING ONLY UPON PUBLISHER'S RECEIPT OF THE E-MAIL ACKNOWLEDGEMENT.

NOTES:

•	THIS FORM MUST BE SUBMITTED AT LEAST [*] DAYS PRIOR TO THE SOFTWARE TITLE'S FIRST SUBMISSION OF THE FINAL RELEASE VERSION OF THE SOFTWARE TITLE TO MICROSOFT FOR CERTIFICATION FOR EACH RESPECTIVE SALES TERRITORY. IF THIS FORM HAS NOT BEEN SUBMITTED WITHIN THIS TIME FRAME THEN THE ROYALTY RATE DEFAULTS TO THE TIER I ROYALTY RATE FOR THE APPLICABLE SALES TERRITORY.
•	ONCE THE ROYALTY TIER HAS BEEN SELECTED IT IS BINDING FOR THE LIFE OF THE SOFTWARE PRODUCT IN THE SPECIFIED SALES TERRITORY.
•	A SEPARATE FORM MUST BE SUBMITTED FOR EACH SALES TERRITORY.

1. Publisher name:

2.     Xbox Software Title Name:

3.    XMID Number:

North American Japan
Japan
Europe

4. Manufacturing Region (check one):

North American Japan
Japan
Europe

5.    Sales Territory (check one):

North American Sales Territory
Japan Sales Territory
European Sales Territory

6.    Final Certification Date:

North American Sales Territory
Japan Sales Territory
European Sales Territory

7.    Select Royalty Tier: (check one):

Tier 1
Tier 2
Tier 3

The undersigned represents that he/she has authority to submit this form on behalf of the above publisher, and that the information contained herein is true and accurate.

By (sign)
Name (Print)
Title
E-Mail Address (for confirmation)
Date

* CONFIDENTIAL TREATMENT REQUESTED

Back to Contents

EXHIBIT 3
XBOXTM PLATINUM HITS PROGRAM PUBLICATION FORM

PLEASE COMPLETE THE BELOW INFORMATION, SIGN THE FORM, AND FAX IT TO MICROSOFT LICENSING, INC. ("MSLI") AT (425) 936-7329 TO THE ATTENTION OF XBOXOPS@MICROSOFT.COM WITH A COPY SENT TO PUBLISHER'S XBOX ACCOUNT MANAGER. UPON RECEIPT OF THE COMPLETED AND SIGNED FORM, MSLI SHALL E-MAIL AN ACKNOWLEDGEMENT OF RECEIPT TO THE PUBLISHER AT THE E-MAIL ADDRESS SPECIFIED BY THE PUBLISHER BELOW. THIS FORM WILL BE BINDING ONLY UPON PUBLISHER'S RECEIPT OF THE E-MAIL ACKNOWLEDGEMENT.

NOTES:

•	THIS FORM MUST BE SUBMITTED BY A PUBLISHER IN ORDER TO PUBLISH A SOFTWARE TITLE AS PART OF THE XBOX PLATINUM HITS PROGRAM (OR OTHER COMPARABLE PROGRAM) IN ANY SALES TERRITORY.
•	A SEPARATE FORM MUST BE SUBMITTED FOR EACH SALES TERRITORY IN WHICH THE PUBLISHER WISHES TO PUBLISH A SOFTWARE TITLE AS PART OF THE PROGRAM.
1.	Publisher name:
1)	Xbox Software Title Name:
2)	XMID Number:
3)	Sales Territory for which Publisher wants to publish the Software Title as a Platinum Hit (check one):
North American Sales Territory
Japan Sales Territory
European Sales Territory
4)	Date of Commercial Release of Software Title in applicable Sales Territory:
5)	Number of Standard FPUs manufactured to date for the Software Title for the applicable Sales Territory:
6)	Projected Commercial Release date of Software Title in the applicable Sales Territory as part of Platinum Hits Program:
7)	Manufacturing Region for Platinum Hits FPUs (check one)
North America
Japan
Europe

The undersigned represents that he/she has authority to submit this form on behalf of the above publisher, and that the information contained herein is true and accurate.

By (sign)
Name (Print)

Title
E-Mail Address (for confirmation)
Date